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                                                                     EXHIBIT 8.1

                        [JONES & KELLER, P.C. LETTERHEAD]

                                  July 10, 2001

The Board of Directors
Team Financial, Inc.
201 West Main Street
Urbana, Illinois 61801

     Re: Registration Statement on Form S-1
         Tax Opinion Regarding Certain Federal Income Tax Consequences of the Purchase, Ownership and Disposition of the Cumulative Trust Preferred Securities to be Issued by Team Financial Capital Trust I

Ladies & Gentlemen:

     We have acted as special counsel to Team Financial, Inc., a Kansas corporation (the "Company"), and Depositor of Team Financial, Inc. Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the proposed issuance by the Trust of $15,525,000 aggregate Liquidation Amount of the Trust's Cumulative Trust Preferred Securities due _______, 2031 (the "Preferred Securities") registered under the Securities Act;
(ii) the Company's Subordinated Debentures to be issued by the Company to the Trust (the "Debentures") registered under the Securities Act; and (iii) the Company's guarantee (the "Guarantee"), which guarantees the payment of distributions and payments on liquidation or redemption of the Preferred Securities as described therein. The Preferred Securities are issuable under an Amended and Restated Trust Agreement (the "Trust Agreement") to be entered into between the Company, as Depositor, Wilmington Trust Company, a Delaware trust company, as Delaware Trustee and as Property Trustee, and Robert J. Weatherbie, an individual, Michael L. Gibson, an individual, and Gregory S. Schreacke, an individual, each an Administrative Trustee; the Debentures are issuable under an indenture (the "Indenture") to be entered into between the Company and Wilmington Trust Company, as Trustee; and the Guarantee relates to the Guarantee Agreement (the "Guarantee Agreement") to be entered into between the Company and Wilmington Trust Company, as Guarantee Trustee. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Registration Statement.

     In rendering our opinion, we have reviewed various documents relating to the Preferred Securities, the Trust and the Debentures. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all

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The Board of Directors
Team Financial, Inc.
July 10, 2001
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documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that each of the parties to each of the documents, certificates, letters of representation or other similar materials relating, directly or indirectly, to the issuance of the Preferred Securities (the "Transaction Documents") and the Debentures and the creation of the Trust has and will fully comply with all of its obligations thereunder without amendment or waiver, and that there are not, and will not be any, arrangements, understandings or agreements among any of the parties relating to the issuance of the Preferred Securities or the Debentures and the creation of the Trust other than those expressly set forth in the Transaction Documents. As to certain facts material to the opinions expressed herein, we have relied upon statements and representations of officers, trustees, and other representatives of the Company, Team Financial Capital Trust and others. Should any of the above facts, circumstances, or assumptions be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

     Based on the foregoing, we are of the opinion that, under existing United States Federal income tax law as of the date hereof, assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, although there is no definitive authority on the facts presented here (i) the Debentures will be treated as indebtedness for United States Federal income tax purposes and
(ii) the Trust will be classified for United States Federal income tax purposes as a grantor trust and not as an association taxable as a corporation and, accordingly, each owner of Preferred Securities will be treated as owning an undivided interest in the Debentures. Furthermore, the summary of the United States Federal income tax consequences to the owners of the Preferred Securities set forth under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement is materially correct.

     Our opinion is based on the Internal Revenue Code of 1986, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Internal Revenue Code of 1986, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the Preferred Securities, the Debentures and the Trust to be materially different from that described above. Our opinion represents only our legal judgment and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinions expressed herein.

     This opinion, as qualified and limited herein, is strictly limited to the characterization of the Debentures and the Preferred Securities and the classification of the Trust for United States Federal income tax purposes, and we express no opinion with respect to any other considerations which may arise relating to the Preferred Securities,

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The Board of Directors
Team Financial, Inc.
July 10, 2001
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the Debentures or the Trust, any other taxes or any other matters arising under
United States Federal, state, local or foreign law.

     This opinion is solely for the benefit of the above-named addressees and only relates to the aforementioned Preferred Securities, the Debentures and the Trust, and may not be relied upon by any other person in any manner whatsoever. This opinion should not be quoted in whole or in part or otherwise referred to, or relied upon, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                                       JONES & KELLER, P.C.